SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                      MODERN MEDICAL MODALITIES CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


                                   New Jersey
         (State or Other Jurisdiction of Incorporation or Organization)

                                   22-3318886
                      (I.R.S. Employer Identification No.)


            95 Madison Avenue, Suite 301 Morristown, New Jersey 07960 (Address, including Zip Code, of Principal Executive Offices)

     Consulting Agreement with Benson Shore Capital LLC dated June 18, 1998
                            (Full Title of the Plan)

                                  JAN GOLDBERG
                                 Vice President
                      MODERN MEDICAL MODALITIES CORPORATION
                          95 Madison Avenue, Suite 301
                          Morristown, New Jersey 07960
                     (Name and Address of Agent For Service)


                                 (973) 538-9955
           Telephone Number, Including Area Code, of Agent For Service

                                   Copies To:
                             JAY M. KAPLOWITZ, ESQ.
                  Gersten, Savage, Kaplowitz & Fredericks, LLP
                              101 East 52nd Street
                            New York, New York 10022
                                 (212) 752-9700

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]


                                       (i)

                         CALCULATION OF REGISTRATION FEE


Title of                 Amount Being             Proposed                Proposed                 Amount of
Securities To            Registered               Maximum                 Maximum                  Registration
Be Registered                                     Offering Price          Aggregate                Fee
                                                  Per Security(1)(2)      Offering Price

Common                     350,000                $0.50                   $175,000                 $ 51.63
Stock, par value
$.0001 per
share
======================== =======================  ======================  =======================  ======================
Common Stock,              275,000                $1.00                   $275,000                 $ 81.13
par value,
$.0001 per
share
======================== =======================  ======================  =======================  ======================
Total                                                                                              $132.76
Registration Fee
======================== =======================  ======================  =======================  ======================

----------

     (1) The price is estimated in accordance with Rule 457(h)(i) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The closing price as reported on the Nasdaq Stock Market on August 17, 1998 (within 5 days prior to the filing of this Registration Statement).

     (2) Pursuant to Rule 457(h), the maximum offering price was calculated based upon the exercise price of the Options described herein.



                                      (ii)

                                EXPLANATORY NOTE

             This Registration Statement on Form S-8 relates to the registration of 625,000 shares of Common Stock issued pursuant to a consulting agreement dated June 18, 1998 by and between the Company and Benson Shore Capital LLC ("Selling Security Holder"). A Prospectus has been prepared in accordance with the requirements of Form S-3 pursuant to General Instruction C of Form S-8 with regard to the resale of the shares of Common Stock by the Selling Security Holder.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Pursuant to the Note to Part I of the Form S-8, the information required by
Part I is not filed with the Securities and Exchange Commission.

     The Company will provide  without charge to each person to whom a copy of a
Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such documents. Requests for such information should be directed to Modern Medical Modalities Corporation, 95 Madison Avenue, Suite 301, Morristown, New Jersey 07960, Attention: Corporate Secretary, telephone number (973) 538-9955.


                                      (iii)

PROSPECTUS
                      MODERN MEDICAL MODALITIES CORPORATION


                         625,000 SHARES OF COMMON STOCK
                           Par Value, $.0001 Per Share


             This Prospectus relates to the issuance of 350,000 shares (the "Shares") of the common stock $.0001 par value (the "Common Stock"), of Modern Medical Modalities Corporation (the "Company") and registers an aggregate of 275,000 shares of Common Stock of the Company which may be issued upon exercise of certain options (the "Option Shares"), as set forth herein, to Benson Shore Capital, LLC, a consultant to the Company (the "Consultant" or "Selling Security Holder") pursuant to a written Consulting Agreement dated June 18, 1998 (the "Consulting Agreement") providing for the issuance of such Shares and such Option Shares (the "Shares" and the "Option Shares" shall hereinafter be collectively known as the "Securities"). All of the Securities are being issued to the Consultant pursuant to the Consulting Agreement. The Company has been advised by the Selling Security Holder that it may sell all or a portion of the Securities from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and that such Securities will be sold at market prices prevailing at the time of such sales or at negotiated prices, and the Company will not receive any proceeds from such sales.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained or incorporated by reference herein and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities by anyone in any jurisdiction in which such offering may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the information herein since the date hereof. See "Risk Factors."

                 -----------------------------------------------
                 The date of this Prospectus is August 19, 1998

                                TABLE OF CONTENTS

                                                                                                               Page


Available Information.............................................................................................3

Incorporation of Certain Documents by Reference...................................................................4

The Company.......................................................................................................5

Consulting Agreement with Benson Shore Capital LLC...............................................................25

Risk Factors.....................................................................................................26

Use of Proceeds..................................................................................................32

Selling Security Holder..........................................................................................33

Description of Securities........................................................................................33

Plan of Distribution.............................................................................................35

Indemnification of Officers and Directors........................................................................36

Legal Matters ...................................................................................................36

Experts .........................................................................................................36

                              AVAILABLE INFORMATION

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. Such reports, proxy statements, registration statements and other information can be examined without charge at the public reference section maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and, upon payment of the fees prescribed by the Commission, copies may be obtained therefrom and at certain of the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048; 5757 Wilshire Boulevard, Los Angeles, California 90024; and 500 West Madison Street, Northeastern Atrium Center, Suite 1400, Chicago, Illinois 60661-2511.

             The Company's  Common Stock is quoted on The Nasdaq SmallCap Market
("NASDAQ").  Reports,  proxy  statements,   information  statements,  and  other
information concerning the Company can be inspected at the office of the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, DC 20006.

             This Prospectus is part of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") which the Company has filed with the Commission for the registration of the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, references is hereby made to such Registration Statement, exhibits and schedules, which may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

             The  following   documents  filed  by  Modern  Medical   Modalities
Corporation (the "Company") with the Commission are incorporated herein by reference:

             (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

             (2) The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998.


             In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

             Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. All information appearing in this Registration Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

             The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such documents. Requests for such information should be directed to Modern Medical Modalities Corporation, 95 Madison Avenue, Suite 301, Morristown, New Jersey 07960, Attention:
Corporate Secretary, telephone number (973) 538-9955.

                                   THE COMPANY

             Modern Medical Modalities was incorporated in the State of New Jersey on December 6, 1989. Modern Modalities Corporation was incorporated in the State of New Jersey on June 4, 1990. The two companies had common ownership, directors and officers. In July 1992, the two companies were merged under the laws of the State of New Jersey, by way of an agreement which accounted for the combination as a tax-free merger. The surviving corporation is known as Modern Medical Modalities Corporation.

     On November 24, 1992, the Company's common stock was split 5 for 1. The effect of the stock split is reflected retroactively throughout the Prospectus.

     Modern Medical Modalities Corporation leases magnetic resonance imaging ("MRI") and computerized axial tomography ("CT Scan") equipment to hospitals and physicians. Additionally, the Company on a clerical and administrative level manages hospital based and physician managed ambulatory centers for third parties who provide medical imaging services. The Company, however, does not perform medical services. The Company offers a full range of services to hospitals or physician clients, including the selection and acquisition of appropriate equipment, the design and supervision of facility construction, the provision and training of technical and support staff, patient billing and collection and the provision of overall marketing and management services. The Company can provide either its full range of services at medical technology centers or a more limited range of services at mobile or fixed sites depending on the needs of its customers.

     The Company presently leases equipment and manages two hospital based MRI sites located in Plainfield, New Jersey and Passaic, New Jersey, and eight free standing MRI and CT Scan and Diagnostic Imaging ambulatory centers in New York
(2), New Jersey (5) and Maryland (1). The Company also receives a management fee of 11.25% of gross cash collections from the site in Union, New Jersey for performing management functions. The Company's relationship with the joint-ventures range from 10% through 84% equity interest.

     On April 20, 1998, the Company entered into a merger agreement with R.F. Management Corp. ("R.F.") which provided for the merger of R.F. into the Company, however due to subsequent events, the Company and R.F. are re-evaluating the terms of the transaction and there can be no assurance that the transaction will be consummated. In the event that a modified merger agreement is entered into, the Company intends to submit the plan of merger to a vote of its shareholders for approval.

UNION JOINT VENTURE

     In July 1990, the Company entered into a Joint Venture Agreement with Union Imaging Associates, Inc. (the "Union Joint Venture") for the purpose of providing magnetic resonance and CT Scan imaging services to radiologists and other medical professionals, including leasing and financing equipment for use in such business. The Union Joint Venture shall terminate upon the earliest of
(i) June 30, 2010, (ii) the sale of the subject business or (iii) mutual agreement of the joint venturers. The Company serves as the managing joint venturer pursuant to the Union Joint Venture Agreement and as such has managerial responsibility for the subject business including, hiring of personnel, leasing equipment, budgeting, contracting, billing, paying debts, making lease payments and making distributions to the joint venturers.

     The Company shall continue to serve as managing joint venturer until the Company's liability under the Union Joint Venture's equipment lease with DVI Financial is satisfied. Thereafter, the Company shall continue to serve as the managing joint venturer until the earlier to occur of: (i) the Company's resignation upon 60 days notice to Union Imaging or (ii) 60 days after receipt of notice from Union Imaging that the holders of at least 80% of Union Imaging's stock had voted to terminate the Company as managing joint venturer. For serving as managing joint venturer the Company receives 11.25% of gross collections for a management fee as well as a 10% equity position.

BOWIE JOINT VENTURE

     In April 1991, the Company entered into a Joint Venture Agreement with Doctors Imaging Associates, Inc. (the "Bowie Joint Venture") for the purpose of providing magnetic resonance and CT Scan imaging services to radiologists and other medical professionals, including leasing and financing equipment necessary for such a business. The Bowie Joint Venture Agreement shall terminate upon the earliest of: (i) April 30, 2011, (ii) the sale of the subject business, or (iii) by mutual consent of the joint venturers. The Company serves as managing joint venturer pursuant to the Bowie Joint Venture Agreement and as such has managerial responsibility for the subject business, including the hiring of personnel, leasing equipment, budgeting, contracting, billing, paying all debts, making lease payments and making distributions to the joint venturers. The Company and Doctors Imaging each has a 50% interest in the profits, obligations and liabilities under the Bowie Joint Venture Agreement.

PLAINFIELD JOINT VENTURE

     In July 1991, the Company entered into a Joint Venture Agreement with Plainfield MRI Associates, Inc. (the "Plainfield Joint Venture") for the purpose of providing magnetic resonance imaging services and equipment to radiologists and other medical professionals, including leasing and financing equipment for use in such business. The Plainfield Joint Venture shall terminate upon the earlier of (i) July 30, 2011; (ii) the sale of the subject business; (iii) termination of the Agreement dated April 25, 1991 with Muhlenberg Regional Medical Center, Inc., and the Plainfield Joint Venture being unable to relocate the subject business to another profitable site; (iv) the subject business being determined unprofitable for 3 consecutive calendar months at the sole discretion of the Company; (v) the repossession of equipment pursuant to the Equipment Lease with DVI Financial dated December 1, 1993; or (vi) mutual consent of the joint venturers.

     The Company serves as the managing joint venturer pursuant to the Plainfield Joint Venture Agreement and as such has managerial responsibility for the subject business including, hiring of personnel, leasing equipment, budgeting, contracting, billing, paying debts, making lease payments and making distributions to the joint venturers.

     The Company shall continue to serve as managing joint venturer until the Company's liability associated with the subject business to DVI Financial is satisfied. Thereafter, the Company shall continue to serve as managing joint venturer until the Company's resignation upon 60 days notice to Plainfield MRI, Inc.

     The interests of the Company and Plainfield MRI, Inc. in the profits and obligations and liabilities under the Plainfield Joint Venture Agreement are 84% and 16% respectively.

BETH ISRAEL JOINT VENTURE

     In June 1995, the Company entered into a Joint Venture Agreement with Beth Israel MRI Corporation and Advanced Imaging Radiology Associates P.A. to provide certain non-professional services to an MRI facility which was developed by the Company, and is located on the campus of Beth Israel Hospital. The term of the Agreement is for a seven (7) year period with an automatic renewal provision for successive seven year periods. The Company has a 75% interest in the profits, obligations and liabilities under the Joint Venture Agreement.

METAIRE MEDICAL EQUIPMENT LEASING

     In June of 1997, Metaire Medical Equipment Leasing was incorporated in the state of New Jersey, as a 100% owned subsidiary of the Company. In October 1997, Metaire Medical Equipment Leasing Corporation was registered as a Corporation doing business in the State of Louisiana. Under the terms of the venture agreement the Company will receive 100% of the profits and equity of Open MRI of Metaire. The site opened for business in February of 1998. There is an oral agreement with an unaffiliated group that providing they raise $250,000 they will receive 34% of the site.

MEDICAL IMAGING INDUSTRY

     The Company is attempting to position itself to participate in the expanding managed health care market. The Company will continue to aggressively seek to joint venture with hospital and physician managed ambulatory centers. The Company intends to expand its marketing efforts by establishing new sources of patient referrals to its existing centers in the next year. These patient referrals consist of Health Maintenance Organizations (HMO), Preferred Provider Organizations (PPO), Union Contracts and Hospital Contracts.

     The Company has focused on the advanced imaging technologies of MRI and CT Scan. The use of these technologies has grown significantly in the United States during the last several years due to increasing physician acceptance of the value of advanced imaging technologies in the early diagnosis of disease. Hospitals are facing competitive pressures to provide technology and related services despite strict budgetary limitations and are increasingly utilizing third parties, such as the Company, to provide the necessary facility and related services because of the substantial equipment and personnel costs involved.

     Generally, the centers participate in specific HMO or PPO programs because the Company finds that many of the physicians who refer to the centers belong to the HMO or PPO. There are instances when the centers initiate contact with various third parties to provide services to their membership. This is usually the case with the larger insurance plans. In the case of unions or managed care programs contacts are usually made by the benefit managers representing the various programs. Usually, the centers are recommended by the physicians in the area. The costs incurred for obtaining these referrals are negligible.

     In most cases the Company is approached by a group of physicians or a hospital who are looking to install a MRI or CT scanner. The Company first reviews the location that the equipment is to be placed in and reviews a general outline or business plan. Information that is presented includes other centers in the area, patient financial class, patient demographics in the area served, and potential referring physicians. In the case of a hospital, the Company requests the number of MRI and CT scanning that the hospital sends to other facilities. The Company also contacts neighboring sites to determine the waiting time for scheduling an exam to see if patients are waiting an excessive amount of time for an exam. The Company contacts potential referring physicians to determine if they are experiencing problems with existing facilities and if they would support a new facility. Managed care groups and HMO's are contacted to determine if contracts for providing service are available and to ascertain the membership in the catchment area of the potential new sites. If the site is considered to be positive a request is made to the various equipment manufacturers for a bid on the equipment the Company deems necessary. After all information needed by the Company is received, the Company determines the financial viability of the project. Based on the criteria above, the Company reviews each site to determine if utilization and proliferation of the equipment and services is a concern.

     Medical diagnostic imaging systems facilitate the diagnosis of disease and disorders at an early stage, often minimizing the amount and cost of care needed to stabilize or cure the patient and frequently obviating the need for invasive diagnostic procedures, such as exploratory surgery. Diagnostic imaging systems are based on the ability of energy waves to penetrate human tissue and generate images of the body which can be displayed either on film or on a video monitor. Imaging systems have evolved from conventional x-ray to the advanced technologies of MRI and CT Scan.

     MRI is an advanced imaging system that uses a strong magnetic field and radiowaves to allow physicians to explore the inner workings of the human body. The pictures produced by this technology assist the doctor in detecting and defining the differences between healthy and diseased tissue.

     CT is a specialized method of examining various body parts using x-rays and computer reconstructions to form a cross sectional image. During the exam the x-ray tube travels completely around the body and the computer reconstructs the information to form a cross sectional image. A series of these images, or slices, is taken through the area of interest, providing the physician with a detailed look at structures not otherwise seen with regular x-rays.

     The Company has focused its efforts on leasing and managing fully equipped MRI and CT centers at hospitals and physicians' offices. The use of these technologies has grown significantly in the United States during the last several years due to increasing physician acceptance of the value of advanced imaging technologies in the early diagnosis of disease, the expanding applications of CT and MRI and the growing patient base attributable to an aging population.

     In addition, changes in third party reimbursement systems have resulted in declining profit margins for many hospitals, thus reducing capital available to hospitals, thereby reducing their traditional incentives to purchase or lease equipment and pass such costs through to third parties. By leasing equipment and purchasing services from companies such as the Company, hospitals are able to conserve their limited capital resources for other purposes and reduce the risks associated with technical obsolescence and under utilization of equipment and services.

SERVICES PROVIDED

     The Company offers the full range of services discussed below. The needs of a particular hospital or physician group determine the extent of the services offered in each instance, which the Company can deliver either on a more limited basis or through a full service medical technology center. Each site is staffed by administrative, technical and support personnel. In addition, a physician and a physician group provide professional services and interpret MRI or CT scans at each site. The Company does not engage in the practice of medicine. Such physicians are not employees of the Company. However, the most significant cost of operating an imaging center is the capital and finance costs of equipment.

     The Company provides equipment and related services, technical and support staffing, marketing, patient scheduling, billing and collection and management in all of the Company's sites located throughout New York and New Jersey.

     In the Bowie, Maryland site, the Company provides equipment and related services and management. The technical and support staff and patient scheduling, billing and collection are supplied by Doctors Imaging Associates of which the Company is a 50% joint-venturer.

     Equipment and related services. The Company consults with its potential clients and existing clients to identify the equipment best suited to meet the client's needs on a cost-effective basis. The Company then acquires the equipment through lease/purchase agreements. In addition, the Company assists the hospital or physicians and their personnel in complying with licensing and other regulatory requirements, which consist of all applicable county building permits and architectural filings as well as filing all necessary equipment registration forms with the applicable state agencies. The Company supervises the installation and testing of the equipment and provides periodic inspection of the equipment at the facility. The Company undertakes to maintain its clients' equipment and typically enters into agreements with equipment manufacturers or other third parties for the delivery of maintenance services.

     Technical and support staffing. The Company provides technologists who operate the equipment at the facility. The Company trains and provides on-going safety instruction and educational programs for its technologists as well as the hospital's technologists. The Company also provides clerical personnel to provide administrative duties such as scheduling and answering phone inquiries.

     Marketing. The Company provides its customers with marketing services, including the design and formulation of a marketing program for each facility to inform physicians in the community as to the technology and services available at the facility. The Company also provides marketing personnel who market patient referral sources, including HMOs and other health plans.

     Patient scheduling, billing and collection. At the medical technology centers, the Company schedules patient appointments, prepares all patient billing and is responsible for collection. In providing billing and collection services, the Company bills the patients directly and, therefore, assumes the credit risk on such billings and any delays attendant to reimbursement through governmental programs or third party payors. The Company also is responsible at the centers for related administrative and recordkeeping functions and all management information services.

     Management. The Company assumes full managerial responsibility and control over facility operations, including all of the foregoing services, at medical technology centers.


DELIVERY OF SERVICES

     The Company delivers its services to its customers through either contractual arrangements with hospitals and clinics or medical technology center arrangements with hospitals or physician groups, as discussed below. The Company may form imaging centers utilizing a variety of ownership vehicles. Presently, the Company operates its sites under joint venture agreements. Other structures, which may be used in a center can be one of the following:

     Partnership. The Company forms a partnership with another entity such as a hospital, physician group or the like. The costs associated with the project can be assumed by the Company or apportioned to each partner. The Company provides the management and receives a management fee in addition to having an ownership position.

     Medical technology centers. The Company will establish a medical technology center within a Hospital Center or with a physician group ("Radiology Group Center") through which the Company will offer its full range of services. A Hospital Center involves only the Company and a hospital, whereas a Radiology Group Center generally involves the Company (as managing general partner), and a radiology physician group. A Hospital Center is located on a hospital campus, is affiliated with that hospital and provides both inpatient and outpatient services; whereas a Radiology Group Center is a free standing center that is not affiliated with a hospital and engages primarily in outpatient services.

     When the Company enters into a joint venture with a Hospital the provisions of the HHS "Anti-Kickback" rules and the AMA policy on self referral do not generally apply. (See "Licenses, Governmental Reimbursement and Regulations"). The Hospital does not receive a percentage of profits for allowing the Company to operate its equipment at the facility.

     Fee-for-service. When a hospital requires the Company's services, but wishes to maintain overall control of the delivery of such services and of the service facility, the Company may contract to provide its services on a fee-for-service basis. Under this arrangement, the Company typically furnishes the hospital with the appropriate equipment, facility and marketing services and staffing on an as-needed basis. In a typical fee-for-service arrangement, the Company bills the hospital only for the number of patient procedures performed each month. The Company charges the hospital for the Company's services and is not involved in managing the facility. The Company currently has no fee-for-service arrangement.

     If the Company enters into fee-for-service contracts, these contracts will typically have a term ranging from two to five years (with the majority being five years). During the term of the contract, the hospital will grant to the Company the exclusive right to provide the particular service at the hospital. The Company does not expect to have any minimum payment requirements in its fee-for-service contracts. The Company therefore assumes the risk that revenues generated in respect of its equipment may not be sufficient to discharge the Company's financial obligations to lenders and lessors and other costs of operations. The Company typically finances its acquisition of equipment and matches the amortization period of such financial obligations to the term of the hospital contract. However, the amortization period for a specific piece of equipment may extend beyond the term of the related contract, requiring the Company to finance any resulting negative cash flow. The Company attempts to manage these risks by reviewing a prospective hospital's utilization history and prospects and, through its sales force, remarketing equipment upon termination of contracts.

     A hospital requiring part-time service will engage the Company to schedule its mobile unit to be on location at the hospital at prescribed times. The Company maintains a mobile unit which is a custom-designed vehicle that is a totally self-contained facility.

     Radiology group centers. The Company began its medical technology center operations by establishing free standing, outpatient imaging centers with groups of radiologists. The Company does not at present utilize services with the hospitals. Set forth below is a table of the Company's centers, listing their respective services.


                             SERVICES BY TECHNOLOGY

RADIOLOGY GROUP CENTERS                            MRI            CT SCAN          DIAGNOSTIC IMAGING
Union, New Jersey(1)                               Yes            Yes              No
Bowie, Maryland(2)                                 Yes            Yes              No
Somerset, New Jersey                               No             Yes              Yes
South Plainfield, NJ(7)                            Yes            No               No
Marlton, New Jersey                                Yes            Yes              Yes
Morristown, New Jersey                             Yes            No               No
Edison, New Jersey                                 No             No               Yes
Yonkers, New York                                  Yes            Yes              Yes
Amherst, New York(3)                               Yes            No               No
Open MRI of Morristown(4)                          Yes            No               Yes
West Paterson Medical Equipment                    No             No               Yes
  Leading Corp.(5)
Ohio Medical Equipment Leasing                     Yes            Yes              Yes
  Corp./Sylvania Diag.(6)
Metaire Med. Equipment Leasing                     Yes            No               No

                           MEDICAL TECHNOLOGY CENTERS

Passaic, New Jersey(8)                             Yes            No               No

----------------

     (1) This joint venture was organized on June 22, 1990 for the purpose of providing MRI and CT services to medical professionals. The joint venture has two joint-venturers, the Company, the managing joint venturer, and Union Imaging Associates Inc. ("UIA"). The Company has a 10% interest and UIA has a 90% interest in the Joint Venture.

     (2) This joint venture was organized on April 23, 1991 for the purpose of providing MRI and CT services to medical professionals. The joint venture has two joint venturers the Company, the managing joint-venturer, and Doctors Imaging Associates, Inc. Each has a 50% interest in the joint venture.

     (3) This is an extremity MRI (which images only legs and arms) that discontinued operations in 1997.

     (4) This Joint Venture was organized in October 1995 for the purpose of providing MRI services to Medical professionals. The Joint Venture has three joint ventures: the Company, RMC Consulting, Inc. and Barbara Krasnica.

     (5) In July 1996, the Company through its wholly-owned subsidiary entered into a lease and management service agreement with Advanced Imaging and Radiology Services P.A. to provide office space, fixtures and diagnostic imaging equipment to the P.A. for five years with a renewal for five years.

     (6) In July 1996, the Company, through its wholly-owned subsidiary Ohio Medical Equipment Leasing Corporation ("OME"), entered into a purchase and consulting agreement with Medical Advances, Inc. ("Medical") to acquire an interest as a general (managing) partner of Sylvania Diagnostics ("Sylvania"), an Ohio Limited Partnership, for one dollar. The interest acquired represents 50.2% of the total units outstanding. Sylvania is a diagnostic imaging center located in Sylvania, Ohio. On June 29, 1998, pursuant to an agreement between the Company and DVI, the Company exercised its option to sell OME to DVI for one dollar.

     (7) This Joint Venture was organized on July 30, 1991 for the purpose of providing MRI services to medical professionals. The Joint Venture has two venturers, the Company, the managing joint-venturer, and Plainfield MRI Associates, Inc. ("PMA"). The Company has an 84% interest and PMA has a 16% interest in the joint venture.

     (8) This Joint Venture was organized in June, 1995 for the purpose of providing MRI services to medical professionals. The Joint Venture has two venturers, the Company, the managing joint-venturer and Beth Israel MRI Corporation and Advanced Imaging Radiology Associates P.A. ("PBI"). The Company has a 75% interest and PBI has a 25% interest in the joint venture.


     Each of the above agreements involved an initial financial commitment on the part of the Company ranging between $1 million and $3 million per center, which includes equipment, installation, facility construction and start-up working capital. Equipment, which is generally leased, represents the greatest commitment by the Company. The Company's commitment is offset only by such revenues as are generated from the utilization of the center.

     Hospital centers. The Company has embarked on a program during the last two years to establish additional medical technology centers ("Hospital Centers") in conjunction with hospitals by entering into arrangements to operate full service Hospital Centers located in or near hospital campuses. The Company's first Hospital Center opened on June 28, 1991 and the Passaic site on October 14, 1992.

     In addition to the equipment and facility services provided in its arrangements, the Company provides at a medical technology center all technical and support staffing; expanded marketing services; patient scheduling, billing and collection services; management information systems; and overall management.


GROWTH STRATEGY AND MARKETING

     The Company markets its services to physicians and hospitals through various methods. These include direct solicitation, direct mail, sponsorship of in service education programs for physicians and technical staff, and personal visits to physician offices. The Company also attends many of the large radiology shows throughout the country.

     The Company is pursuing a strategy of aggressively seeking new Hospital Centers and physician managed ambulatory centers. Its target markets also include hospitals without a diagnostic imaging facility, to which the Company can offer its part-time mobile units. The Company will engage in intensive marketing in areas of specialized physician groups, chiropractors, health maintenance organizations (HMO), preferred provider organizations (PPO), union locals, municipalities and insurance companies. The Company currently negotiates discounts with large suppliers of patients as allowed by law. The Company's objective is to respond to the concerns of spiraling health care costs while maintaining quality of care to the patient. This is attainable based on the premise that increased volume results in a reduction of cost per can which is passed along to the Company's contracted clients.

     The Company applies a variety of criteria in evaluating each prospective hospital customer. These criteria include the extent of the hospitals' present diagnostic imaging services; its competitive environment; the size and type of hospital; the number of referring physicians and their specialties; the patient volume and the nature of the payors (private insurance programs, government reimbursement programs or other health or medical organizations).

     The Company's plan of operation will be to continue to expand the equipment use of its current customers during the remainder of this year. The Company will, with its direct marketing efforts, continue to seek for new clients, whether through acquisition of sites or startups. As of the date of this document, the Company has agreements to provide services at the Somerset and Beth Israel Hospital (Passaic, New Jersey) location.

TECHNOLOGY SOURCES

     The Company obtains its medical equipment and ancillary supplies from various manufacturers, including General Electric, Toshiba, Siemens, Philips, Picker, Hitachi, DuPont and Kodak. The Company is not dependent on any one supplier and believes that it has good relationships with its suppliers.

     Equipment acquisition costs can range dramatically depending upon the model and peripheral equipment acquired. Currently, MRI equipment ranges from $1,000,000 to $2,000,000, extremity RI and CT equipment currently ranges from $300,000 to $800,000.

     Installation and maintenance costs on the equipment can be substantial, particularly with respect to MRI units. Installation costs can range from $250,000 to $500,000 for an MRI unit depending on the particular installation circumstances. Maintenance costs on such a unit can be as high as $200,000 per year. The Company typically enters into agreements with equipment manufacturers or other third parties for equipment maintenance.

     Equipment is financed by the Company (typically with a five year term) with lenders and lessors, with equipment serving as security for the loans. The Company's acquisition methods (purchase or lease) will depend upon the specific circumstances of each transaction.

SUPPLIES

     The Company's equipment and supplies are available from a variety of sources. The loss of no single supplier would be expected to have a material adverse effect on the Company.

LICENSES, GOVERNMENTAL REIMBURSEMENT AND REGULATIONS

     Licenses. Since the Company leases MRI and CT equipment as well as providing clerical and administrative services to hospital based and physician managed ambulatory centers, its activities are not subject to material governmental regulation. The Company does not perform medical services. However, the government regulations do apply to the Company with respect to payment on third party Medicare and Medicaid reimbursement. The Company is subject to the "Anti-Kickback" Laws, the "Stark Bill" as well as in New Jersey, the Health Care Cost Reduction Act which are discussed herein. In the future, however, the Company may be required to maintain licenses or certificates of need issued by individual states. A number of states require hospitals to obtain a Certificate-of-Need ("CON") prior to the acquisition of major medical equipment. The CON programs vary considerably from state to state, but all attempt to regulate the acquisition of expensive medical equipment purchases involving technologies whose capital costs exceed some specified threshold or whose introduction at the hospital represents a significant change in services. Some states also regulate the acquisition of diagnostic imaging equipment indirectly through rate commissions which prescribe hospital rates. To date, the CON laws and regulations and state rate commissions have not had a material effect on the Company's business, although there is no assurance that such laws and regulations will not change or that rate commissions will not take actions that may adversely affect the Company's business.

     To the best of the Company's knowledge, there are no current regulations in the State of

Maryland that adversely affect or are material to the Company's operations. The State of Maryland has recently passed legislation that restricts physicians from being investors in imaging centers. There are no physician investors who will refer patients in the Bowie, Maryland Joint Venture.

     Government reimbursement. In major areas of its business, the Company relies for payment on third party (in large part governmental) reimbursement. Its charges are predominantly paid either directly by third party payors or by its clients which in turn receive reimbursement from such sources.

     Medicare and Medicaid reimbursement regulations require that purchased diagnostic services be billed directly by the physician. This regulation allows a physician to bill and collect directly for services. Medicare regulations call for predefined fee schedules to be used for all medicare approved patients. The difference between the amount the Company charges and the limiting charge must be written off or disallowed. Medicare, for assigned patients, will pay 80% of the allowed amount, the remaining 20% is the patient's or a co-insurer's responsibility.

     The centers that the Company is affiliated with all participate in many reimbursement programs such as Medicare and Medicaid as well as other private insurers. Under these arrangements the Center agrees to accept the approved amount of reimbursement from each individual payor. Monthly statements are only sent out when allowed by contractual arrangements with the insurers.

     Regulations. In order to curb the potential for fraud and abuse under the Medicare and Medicaid programs, Congress has enacted certain laws (the "Anti-Kickback Laws") prohibiting the payment or receipt of any remuneration in return for the referral of patients to a healthcare provider for the furnishing of medical services or equipment, the payment for which may be made in whole or in part by the Medicare or Medicaid programs. New Jersey, as well as other states, have enacted similar state laws. The Anti-Kickback Laws apply to both sides of the referral relationship: the provider making the referral and the provider receiving the referral. Violation of the Anti- Kickback Laws is a criminal felony punishable by fines of up to $25,000 and/or up to five years imprisonment for each violation. Federal law also permits the Department of Health and Human Services ("HHS") to assess civil fines against violators of the Anti-Kickback Laws and to exclude them from participation in the Medicare and Medicaid programs. These civil sanctions can be imposed in proceedings that do not involve the same procedural requirements and standards of proof as would be required in a criminal trial.

     The Anti-Kickback Laws are broadly drafted and judicial decisions rendered thus far, while made in the context of overt payments explicitly in exchange for referrals, have broadly interpreted the scope of these laws.

     Several federal courts considering the issue, including the U.S. Court of Appeals having jurisdiction over New Jersey, have concluded that the Anti-Kickback Laws would be violated if "any purpose" of a challenged economic arrangement is to induce or pay for referrals, no matter how incidental that purpose may be or how many other legitimate purposes may exist for the arrangement in question. Accordingly, many types of business relationships between healthcare providers, including investments in healthcare providers by physicians, hospitals or others who are in a position to refer patients could be held to fall within the prohibitions of the Anti-Kickback Laws or similar state laws.

     The American Medical Association (the "AMA") has reaffirmed its original Guidelines which were issued on May 6, 1992, which stated that physicians should not refer patients to a health care facility outside their office in which they do not have an active participation and only a passive investment interest. These are ethical rules and recommendations of the AMA and they do not have a binding legal effect.

     HHS has adopted regulations specifying "safe harbors" for various payment practices between providers and their referral sources. If a payment practice were to come within the safe harbor and were not a "sham" to circumvent the law's requirements, it would not be treated as an illegal Medicare/Medicaid kickback or grounds for exclusion from the Medicare/Medicaid programs. While failure to fall within a safe harbor does not mean that the practice is illegal, HHS had indicated that it may give such arrangements closer scrutiny. In their present form, no safe harbor would cover an investment interest in the Company. The Company cannot predict whether other regulatory or statutory provisions will be enacted by federal or state authorities which would prohibit or otherwise regulate referrals by physicians to the Company thereby having a material adverse effect on the Company's operations.

     The federal "Ethics in Patient Referrals Law of 1989", often referred to as the "Stark Law", prohibited a physician with a "financial relationship" with an entity that furnishes clinical laboratory services (or a physician with an "immediate family member" with such a relationship) from making a referral to that entity for clinical laboratory services for which payment may be made under Medicare. It also prohibited that entity from billing Medicare, an individual, a third party payor, or other entity, for an item or service furnished pursuant to a prohibited referral. It required any entity that collects any amounts as a result of such a billing to refund those amounts. The law provided certain exceptions, namely, certain situations that would not constitute referrals, and certain situations that would not constitute a "financial relationship."

     Later amendments to the Stark law extended the original prohibition on referrals and billing to cover ten additional "designated health services," in addition to clinical laboratory services, and extended the ban to services payable under Medicaid, both beginning with referrals made after December 31, 1994.

     The "designated health services" are clinical laboratory services; physical therapy services (including speech language pathology services); occupational therapy services; radiology services (including any diagnostic test or treatment using xrays, ultrasound or other imaging services, CT scan, MRI, radiation or nuclear medicine, however, excluding invasive radiology where the imaging modality is used to guide a needle, probe or catheter (such as cardiac catheterization), and thus is clearly incidental to a separate major procedure; also excluding screening mammography); radiation therapy services and supplies; durable medical equipment and supplies; parenteral and enteral nutrients, equipment and supplies; prosthetics, orthotics, and prosthetic devices and supplies; home health services provided by a home health agency; outpatient prescription drugs; inpatient and outpatient hospital services, whether provided by the hospital or by others under arrangements with the hospital for which the hospital bills, but not including services provided by the hospital under a separate license, such as home health care or physical therapy provided by a hospital-owned home health agency or skilled nursing facility.

     In 1991, New Jersey enacted the Health Care Cost Reduction Act, or so-called

"Codey Bill," (N.J.S.A. 45:9-22.4 et seq.) which provided in part that a medical practitioner shall not refer a patient, or direct one of its employees to refer a patient, to a health care service in which the practitioner and/or the practitioner's immediate family had any beneficial interest. The bill specifically provided that for beneficial interests which were created prior to the effective date of the Act, July 31, 1991, the practitioner could continue to refer patients, or direct an employee to do so, if the practitioner disclosed such interest to his patients. The disclosure must take the form of a sign posted in a conspicuous place in the practitioner's office informing the patients of such interest and stating that a listing of alternative health care service providers could be found in the telephone directory. All physicians who refer in the sites in New Jersey and also have a financial interest in those sites should have a sign posted as mandated by the law.

     Under the present "Stark Bill", a physician who has a financial relationship with an entity may not make a referral to the entity for the furnishing of clinical laboratory services for which payment is made under the Medicare or Medicaid programs. The Stark Bill, passed with an effective date of January 1, 1995, will expand the application of the Medicare ban on self-referrals after December 31, 1994. The Stark Bill also extends the self-referral ban to physical therapy services, radiology services including MRI and CT Scans, ultrasound services, radiation therapy services and the furnishing of durable medical equipment, the furnishing of parenteral and enteral nutrition equipment and supplies, the furnishing of out-patient prescription drugs, ambulance services, home infusion therapy services, occupational therapy services and in-patient and out-patient hospital services (including services furnished in a psychiatric or rehabilitation hospital). As of the date of this filing, the Company has not experienced any material adverse effects of limited Medicare and Medicaid referrals.

     Presently there is physician investor ownership in two of the sites in which the Company participates. The Stark Bill provides that a physician who has a financial relationship with an entity cannot make a referral to the entity for the furnishing of various radiology services including MRI and CT services. Under the provision of the Bill, those physicians which invest in the Company's sites will not be allowed to make referrals of which Medicare and/or Medicaid payments are made.

     For the two sites that the Company participates in, the Medicare/Medicaid percentage for physician investors for Union Imaging Associates is approximately 4.8% and Plainfield M.R.I. Associates is approximately 2%. The third site, Doctors Imaging Associates does not have physician investors who refer patients. Based upon the low utilization of Medicare/Medicaid volume of physician investors the Company has no plans to restructure any of its physician investor sites. Any new sites that the Company may develop in the future will not have any referring physician investors.

COMPETITION

     The Company faces competition from various other companies ranging from small local companies to those operating on a regional or national scale. Although these companies may be more experienced or have more financial resources at their disposal, the Company competes in the marketplace on the basis of its performance in the industry, its reputation for the quality of its services and its expertise in tailoring the structure of its contractual arrangements and services to meet the specific needs of its customers. The Company believes that few of its competitors provide the Company's range of services from full service medical technology centers to more limited mobile and fixed site arrangements. The Company maintains close working relationships with three major equipment manufacturers. Representatives of these manufacturers have been introducing the Company to various clients in an effort to arrange joint ventures and then sell equipment. This relationship between the Company and its manufacturers resulted in the sites located in Bowie, Maryland and Amherst, New York.

     The Company's imaging centers compete for patients with other hospitals and radiology groups in their area. These centers and hospital customers compete on the basis of efficiency and service.

INSURANCE

     The Company carries general liability insurance with coverage of up to $1,000,000 per claim and a commercial umbrella policy of $2,000,000. The Company believes that such coverage is adequate. Additionally, the Company maintains general liability, commercial umbrella and insurance for the replacement of all leased equipment at each of its facilities.

EMPLOYEES

     As of June 30, 1998, the Company employs 43 persons on a full-time basis and 25 persons on a part time basis. The following table reflects the employees per facility:


                                                       TOTAL               FULL-TIME              PART-TIME

Modern Medical (Corporate)                             13                  12                     1
Medical Marketing                                      3                   2                      1
Marlton                                                10                  6                      4
Morristown                                             3                   2                      1
West Paterson                                          6                   2                      4
JOINT VENTURES
South Plainfield                                       3                   2                      1
Union                                                  19                  11                     8
Passaic                                                4                   2                      2
Bowie                                                  7                   4                      3
                                                       -                   -                      -
Total:                                                 68                  43                     25
                                                       ==                  ==                     ==

LEASE AGREEMENTS AT JOINT VENTURE SITES

     The Company as managing Joint-Venturer has entered into an equipment lease/purchase agreement with a non-affiliated party, DVI Financial, dated December 1, 1993 ("Equipment Lease") which provides for the lease/purchase of one Picker 1.OT mobile MRI unit in a Calumet Coach payable over a 60 month term with payments each of $36,350 (the "basic rent") which is being charged as an expense of the Company. On June 15, 1998, the Company refinanced the lease purchase of the Picker 1.OT mobile MRI unit, reducing its monthly rental payment to $13,407 per month for a period of thirty-six (36) months. The Company is current on all of its payments. This leased equipment is presently located in Plainfield, New Jersey.

     The Company, as managing Joint-Venturer, has entered into an equipment lease/purchase agreement with a non-affiliated party, DVI Financial, dated December 1, 1993 ("Equipment Lease") which provides for the lease/purchase of MRI and CT equipment payable over a 60-month term with payments each at $44,331 (the "Basic Rent") which is being charged as an expense of the business. The Company is current in all its payments. This leased equipment is presently located in Union, New Jersey.

     The Company, as managing Joint-Venturer, has entered into an equipment lease/purchase agreement with a non-affiliated party, DVI Financial, dated November 15, 1994 ("Equipment Lease") which provides for the lease/purchase of MRI and CT equipment payable over a 60 month term with payments each of $36,714. The Company is current in all its payments. This leased equipment is presently located in Bowie, Maryland.

     The Company, as managing Joint-Venturer, has entered into an agreement with a non-affiliated party Beth Israel MRI Corporation and Advanced Imaging Radiology Associates P.A. to provide certain non-professional services to a MRI facility which was developed by the Company and is located on the campus of Beth Israel Hospital. This agreement is for a 60-month term with payments each of $38,245. The Company is current is all its payments.

PRIME CONTRACTING CORPORATION

     On November 25, 1994, Modern Medical Modalities Corporation (the "Company"), pursuant to a written Agreement, purchased Prime Contracting Corp. ("Prime") of Union, New Jersey. Pursuant to the terms of this Agreement, the Company purchased all of the issued and outstanding shares of Prime's common stock in exchange for 112,457 shares of the Company's common stock. Prime became a subsidiary of the Company, effective as of November 1, 1994.

     Prime is a full service contractor that for the past fifteen years has provided turnkey design and construction services. Prime builds free standing structures and renovates existing facilities with an emphasis on room renovations for hospitals and private medical facilities. Prime's installations have included the following: Magnetic Resonance Imaging ("MRI"), Computerized Axial Tomography ("CAT") Scan Suites, Radiography/Fluoroscopy, Cardiac
Catherization Labs, Laser Network Systems, Special Procedures, Angiography, Mammography, Ultrasound, Linear Accelerator, Lithotripsy, Cystography Units, Nuclear Medicine, Laboratory Areas and Operating Rooms.

     Prime's range of turnkey design/build services include:

     Feasibility Studies: Prime provides site analysis and preparation of budget cost estimates and comparisons.

     Architectural Engineering: Prime designs the project to meet and stay within the customer's budget. Prime's team of architects and engineers offers processing of all necessary permits, the Certificate of Need (CON), and preparation of all construction plans and specifications.

     Construction Management: Prime's onsite management team has the technical expertise to manage all of the complexities of a project from start to finish. Prime relives the customer of the daily worry of overseeing the project and ensure's that the project is completed according to schedule.

     On December 27, 1995, the Company entered into an agreement with a related party to sell all of the common stock of Prime Contracting Corp. for $1,200,000, payable as follows: $100,000 upon execution, $100,000 at closing and a promissory note bearing interest at prime plus one percent. The note was payable in two installments, $600,000 on October 27, 1997 and $400,000 on April 27, 1998. In the event that gross annual revenue for Prime for the calendar year 1996 falls below $3,000,000, then the final payment of $400,000 shall be forfeited.

     On March 3, 1998, the Company agreed to restructure the promissory note for the sale of Prime as follows: $200,000 in cash, payable over thirty-six months, plus interest calculated at prime plus 1% and a thirty-six month option to purchase 250,000 of the related party's stock at $.05 per share.

SOUTH JERSEY MEDICAL EQUIPMENT LEASING CORPORATION

     On October 12, 1994, Modern Medical Modalities Corporation, formed a New Jersey corporation, South Jersey Medical Equipment Leasing Corp. ("South Jersey Medical").

     On December 29, 1994, South Jersey Medical, which is 100% owned by Modern Medical Modalities Corporation, purchased for $1,550,000 certain assets and liabilities of NRM Imaging Associates, Partnership, an entity that leases MRI and CT equipment. South Jersey Medical will provide space, equipment (MRI and CT Scanner) and non-professional services, including management and billing and collection functions to South Jersey Imaging Associates, P.A. located at 55 East Route 70, Marlton, New Jersey.

MEDICAL MARKETING AND MANAGEMENT, INC.

     On April 13, 1994, Modern Medical Modalities Corporation, formed a New Jersey corporation, Medical Marketing & Management Inc. ("Medical Marketing").

     Medical Marketing, which is 100% owned by Modern Medical Modalities Corporation, is responsible for negotiating contracts with various health care providers as well as marketing for Modern Medical Modalities Corporation. Medical Marketing has contracts to provide services with other facilities.

SOUTH PLAINFIELD IMAGING, INC.

     In July of 1994, the Company assumed the assets and liabilities of Park Plaza Radiology, Diagnostic Imaging Center, located in South Plainfield, New Jersey. In September of 1994, the

Company  changed the name of Park Plaza Radiology to South  Plainfield  Imaging,
Inc.

EMPIRE STATE IMAGING ASSOCIATES, INC.

     In April 1995, the Company founded a New York Corporation, Empire State Imaging Associates, Inc. ("Empire State"). On April 28, 1995, Empire State, which is 100% owned by the Company, purchased for $750,000 in cash and $200,000 of the Company's stock, assets and certain liabilities of Central Imaging Associates, Limited Partnership ("Central Imaging"), an entity that leases MRI, CT and various diagnostic imaging equipment. Empire State will provide space, equipment (MRI, CT, Mammography, Ultrasound and Diagnostic Imaging) and nonprofessional services, including management and billing and collection functions to Central Imaging located in Yonkers, New York.

     Empire State a wholly-owned subsidiary of the Company, has entered into a Loan and Security Agreement ("Loan Lease") with a non-affiliated party, DVI Financial Services, Inc., dated May 5, 1995, which provides for the purchase of MRI, CT and diagnostic imaging equipment payable over a 60 month term with payments each of $61,350 (the "Basic Rent"), which is being charged as an expense of the business. This equipment is located in Yonkers, New York.

     On December 27, 1996, the Company entered into a stock purchase agreement with a related party to sell 65% of the capital stock of Empire State Imaging Associates, Inc. for $250,000 payable as follows: $25,000 at the closing and nine equal monthly installments of $25,000 plus interest at prime plus 1%. On June 1, 1998, the Company sold its remaining 35% interest in Empire State Imaging Associates, Inc.

AMHERST MEDICAL EQUIPMENT LEASING CORPORATION

     In April 1995, Amherst Medical Equipment Leasing Corporation ("Amherst"), a wholly-owned subsidiary of the Company, was formed. Amherst entered into an agreement with Amherst Imaging Associates, P.A., to provide certain non-professional services. In accordance with this agreement, Amherst has leased space in Amherst, New York, effective July 1, 1995, for a period of five years at a monthly rent of $1,275. On July 17, 1995, the Company entered into an agreement with Magna-Lab, Inc. to purchase a permanent MRI at a cost of approximately $500,000. Financing has been secured through DVI Financing Services. The lease in the amount of $327,000 is payable over 60 months at a monthly payment of $7,068 commencing on January 1, 1996. Magna Labs has agreed to accept 18% of the operating income on a cash basis for a five year period to cover the cost of the balance of the machine. This income sharing is for five years and is not to exceed $200,000. As part of the agreement, Magna-Lab agreed to pay the monthly space rent until the MRI is delivered.

     In 1997, this operation was discontinued.

OPEN MRI OF MORRISTOWN

     During February of 1996, the Company under the terms of a joint venture with RMC Consulting Inc. and one individual developed a MRI facility located in Morristown, New Jersey. Under the terms of the agreement, dated October 31, 1995, the Company has the responsibility to make all day to day decisions on behalf of the Joint Venture "Open MRI of Morristown." The term of the Joint Venture shall terminate October 15, 2015 unless the business is sold, or the joint venture is terminated by mutual consent of the participants. The term of the Joint Venture may be extended by mutual written consent of the participants. Under the terms of the Joint Venture the profit distribution is as follows: Modern Medical Modalities Corporation 72%, RMC Consulting Inc. 18% and Barbara Krasnica 10%.

OHIO MRI & DIAGNOSTIC SERVICES OF TOMS RIVER, INC.

     In February 1997, the Company acquired a 25% interest from an affiliated party in Open MRI & Diagnostic Services of Toms River, Inc.

     In March 1997, the Company entered into contract for the sale of its stock in this entity. Under the terms of the sale, the purchasing party, Advanced Open MRI and Diagnostic Imaging P.A., paid $75,000 in advance, $175,000 at closing and the balance of $750,000 is payable in monthly installments of $25,000 commencing in April 1998.

OHIO MEDICAL EQUIPMENT LEASING CORPORATION/SYLVANIA DIAGNOSTICS

     In July 1996, the Company, through its wholly-owned subsidiary Ohio Medical Equipment Leasing Corporation ("OME"), entered into a purchase and consulting agreement with Medical Advances, Inc. ("Medical") to acquire an interest as a general (managing) partner of Sylvania Diagnostics ("Sylvania"), an Ohio Limited Partnership, for one dollar. The interest acquired represents 50.2% of the total units outstanding. Sylvania is a diagnostic imaging center located in Sylvania, Ohio.

     The Company also entered into an agreement with DVI which provides for $135,000 of working capital advances which are only to be used for operating Sylvania. if the Company determines the operating Sylvania is not profitable, DVI will purchase either Sylvania or OME for one dollar.

     As a result of this acquisition, the Company has recorded the difference between the acquisition price of one dollar and the allocated percentage of the cumulative deficit as goodwill and the cumulative allocated losses in excess of basis of the limited partners of Sylvania as an intangible asset as of July 1, 1996, the date of acquisition. All subsequent losses are allocated to the Company with future income first applied to the losses and the remainder against the intangible asset until it is fully recovered.

     On June 29, 1998, pursuant to an agreement between the Company and DVI, the Company exercised its option to sell OME to DVI for one dollar.

WEST PATERSON MEDICAL LEASING CORPORATION

     In July 1996, the Company, through its wholly-owned subsidiary West Paterson Medical Equipment Leasing Corporation ("WPMEL"), entered into a lease and management services agreement (the "Agreement") with Advanced Imaging & Radiology Associates, P.A. ("M.D."). WPMEL is a medical practice specializing in diagnostic imaging located in West Paterson, New

Jersey. The Agreement provides that WPMEL will lease office space, fixtures and equipment and will provide management services to M.D. over an initial term of five years with a five year renewal option. Under the terms of the Agreement, WPMEL has assumed all debt, expenses and accounts receivable for the site. Subsequently, in February 1997 the Company ordered a Toshiba CT Scan for the site, for $335,000, financed by DVI Financial Services. The CT Scan became operational in the middle of March 1997.


METAIRE MEDICAL EQUIPMENT LEASING CORPORATION

     In June 1997, Metaire Medical Equipment Leasing Corporation was incorporated in the State of New Jersey, as a 100% owned subsidiary of the Company. In October 1997, Metaire Medical Equipment Leasing Corporation was registered as a Corporation doing business in the State of Louisiana. Under the terms of the venture agreement, the Company will receive 100% of the profits and equity of Open MRI of Metaire. The site opened for business in February 1998.

PROPERTIES

     Real estate leases

     One of the Company's majority-owned joint ventures, Doctors Imaging Associates, Joint Venture, leases a facility under a non-cancelable operating lease which expires in 2002. The facility is located in Bowie, Maryland and the lease includes a five-year option to renew, with monthly rental payments of $4,331, plus utilities.

     One of the Company's wholly-owned subsidiaries, Union Imaging Associates, Inc., leases a facility under a non-cancelable operating lease which expires in March 2000. The facility is located in Union, New Jersey with monthly rental payments of $4,425, plus utilities.

     The Company leases its main administrative offices, located in Morristown, New Jersey, under a month-to-month agreement treated as an operating lease at a monthly rental payment of $6,000 per year. In addition, the Company is obligated under various leases at the sites of its wholly-owned subsidiaries. Future minimum lease payments under these leases as of December 31, 1997 and 1996 are as follows:

                                                                                          December 31,
                                                                1997                          1996
                                                           ------------                  ---------

1997                                                         $  643,562                  $  499,100
1998                                                            523,285                     412,400
1999                                                            349,522                     306,900
2000                                                            168,300                     155,600
2001 and thereafter                                              63,500                         -0-
                                                            -----------                   -----------

TOTAL                                                       $1,748,169                   $1,374,000

LEGAL PROCEEDINGS

     On June 25, 1998, the Company was named in an arbitration proceeding brought by Stephen Findlay, former President of Prime Contracting, one of the Company's former subsidiaries. Mr. Findlay alleges that he is due certain monies pursuant to his employment agreement with Prime Contracting, under which he was terminated. The Company believes it has meritorious defenses and intends to rigorously defend the arbitration.

     Other than the above, the Company is not a party to any legal proceedings.

                              CONSULTING AGREEMENT
                         WITH BENSON SHORE CAPITAL, LLC


General

     On June 18, 1998, the Company entered into a Consulting Agreement with Benson Shore Capital LLC, pursuant to which the Company agreed to issue to the Consultant 350,000 shares of the Company's Common Stock and options to purchase up to an aggregate of 275,000 shares of the Company's Common Stock in consideration for consulting services to be provided to the Company over a twelve (12) month period commencing as of the date of the agreement. Under the terms of the Consulting Agreement, the Consultant is to render assistance and consult with the Company by: (a) analyzing and addressing the Company's management requirements; (b) developing strategic initiatives and related industry partnerships, including providing assistance with respect to acquisitions, joint ventures and strategic business alliances; (c) assisting with the negotiation of contracts between the Company and its suppliers and customers; (d) analyzing the Company's present and prospective corporate organizational structure; (e) reviewing the Company's financial position and budget proposals; and (f) meeting with and advising the Company's board of directors at the request of the Board.

Compensation

     In connection with the Consulting Agreement, the Company has agreed to issue 350,000 shares of its fully registered Common Stock under the Securities Act of 1933, as amended, and Options to purchase up to an aggregate of 275,000 shares of Common Stock at a price of $1.00 per share until June 18, 1999, which upon exercise will be fully registered under the Securities Act of 1933, as amended.

                                  RISK FACTORS


     An investment in the securities offered hereby are highly speculative. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this Prospectus.


Recent Loss and Decrease in Revenues.

     For the three months ended March 31, 1998, the Company incurred a net loss of $717,557. During that period revenues decreased from approximately $2,800,000 for the three months ended March 31, 1997 to $1,800,000. The decrease in revenues (35.8%) was directly attributable to a decrease in patient service revenues. There can be no assurance that the Company will increase its revenues and/or operate profitably in the near future, if at all.

Possible Conflicts of Interest.

     Roger Findlay, Chairman, and Gregory Maccia, Vice President, are shareholders, officers and directors in other business enterprises concerning the medical community. Jan Goldberg, Vice President, has in the past and may in the future become a shareholder, officer and/or director in other business enterprises concerning the medical community. There may be certain business and investment opportunities in the leasing of imaging equipment which will come to their attention which might be suitable for the Company. Messrs. Findlay and Maccia disclaim any responsibility to bring these matters to the Company. In addition, because of the involvement of Messrs. Findlay and Maccia with business entities which provide services to the medical profession including certain of the entities owned, operated or serviced by the Company, there may be instances where there are potential or real conflicts of interest developing between the Company and such entities as to such matters as priorities of payment, etc.

Possible Adverse Utilization Trends for MRI and CT Scanning.

     The Company's leasing of MRI and CT scanning equipment may be affected by overutilization trends for such equipment. The Federal Government and the insurance industry have deemed that in some cases MRI and CT Scans are overutilized by referring physicians and such uses may be medically unnecessary. As a result, certain insurance carriers including the Federal Government have been denying payment for these procedures based on the diagnosis and the number of MRI and CT scans received by the patient. The denial of payment by the insurance carriers will have an adverse effect on the Company.

Compliance With Governmental Regulations.

     The Company's operations are subject to a variety of governmental and regulatory requirements. The Company believes that it is in compliance with all current laws and regulations. Corporations are legally prohibited from providing, or holding themselves out as a provider of medical care. The Company does not employ physicians to practice medicine, nor does it hold itself out as offering medical services to the public, and it believes it does not practice medicine. In the event that the Company is found to be engaged in the practice of medicine by appropriate regulatory authorities, the Company's operations would be materially adversely affected.

     Furthermore, the Company has not yet conducted business outside of New Jersey , Maryland and Louisiana and has not determined whether its operations will comply with the laws of other states. Accordingly, the Company will not be able to conduct business in any other states until such time as it determines that its operations are in compliance with applicable law. There can be no assurance that current laws and regulations will not be changed or interpreted in such a way as to require the Company to obtain licenses or approvals to conduct its business or otherwise restrict its activities.

     All client sites are regulated by various State laws with regard to building and health codes. Currently, the Company complies with all regulations at the sites it operates. Prospective regulations might cause the sites that the Company operates to not be in compliance. This could possibly result in the closing of clients' operations that are affected.

     The Company's operations may be adversely effected by existing and/or future regulations either through additional costs of complying with such regulations thereby reducing the Company's profitability or by the inability of the Company to do business in certain states. See "Business."

Revenue Allowances Affecting the Company's Accounts Receivable.

     Since 1991, the Company has made adjustments to revenues and accounts receivable of approximately 31-35% resulting mainly from contractual allowances. In order to attract new patients, the physicians with whom the Joint Venturers' contract will enter into contractual agreements with various third party insurance carriers. Although the terms of these agreements vary, the physician agrees to be compensated for these services at a fee which varies from the published charges. The difference between the amounts received and the published charge is a contractual allowance. See "Business."

Competition.

     The healthcare industry in general, and the market for diagnostic imaging services in particular, are highly competitive. The Company competes with leasing companies, physicians groups and other providers of medical imaging services in providing equipment and services to hospitals and clinics. Many of these competitors have substantially greater resources than the Company. The imaging centers, which the Company operates, also compete for patients with hospitals and radiology groups in their area. See "Business - Competition".

Proposed Expansion.

     The Company intends to seek to expand its current level of operations primarily through increased marketing efforts, although there can be no assurance that the Company will be able to further expand its operations successfully.

Technological Obsolescence.

     The equipment which the Company provides has been characterized by rapid technological advances. Future technological advances could render existing imaging equipment obsolete or in need of substantial upgrade. There can be no assurance that the Company will have sufficient capital resources to replace or upgrade obsolete equipment. The failure to replace or upgrade equipment could have a material adverse effect on the Company's business. See "Business."

Medical Reimbursement Programs.

     A substantial portion of the Company's revenues are attributable to payments made by government-sponsored healthcare programs and other third party payors. The Company receives these payments either directly, in the case of imaging center revenues relating to reimbursable direct patient billings, or indirectly, int he case of technical fee-for-service payments made by hospitals. Any change in reimbursement regulations, or the enactment of legislation, which would have the effect of placing material limitations on the amount of reimbursement for imaging services, could adversely affect the operations of the Company. In addition, healthcare reimbursement programs are not uniformly prompt in making required payments. Extensive payment delays are not uncommon, the Company's financial resources could be strained while awaiting payment. See "Business -- Licenses, Governmental Reimbursement and Regulations".

Potential National Healthcare Reform.

     Many aspects of the medical industry in the United States are presently subject to extensive federal and state governmental regulation, including reimbursement rates and policies imposed by Medicare and other third-party reimbursement programs (from which the Company receives a substantial portion of its receipts). In the 1992 Presidential campaign, substantial emphasis was placed on the need to reform the nation's healthcare system, and this is a priority issue of the new administration. Although healthcare reform may have the beneficial effect of increasing the number of persons who will have access to services such as those provided by the Company, such reform may also entail pressures on the pricing structures applicable to such services. In particular, there is a possibility that a significant portion of healthcare services will be rendered and administered through "managed care" system, which could have the effect of forcing price concessions and reductions on the part of service providers such as the Company. Moreover, healthcare reform could also entail a greater analysis of each patient's need for diagnostic testing, with the aim of eliminating unnecessary tests and thereby reducing the total volume of tests and the overall cost of medical care. Depending on the nature and extent of any new laws and/or regulations, or possible changes in the interpretation of existing laws and/or regulations, any such changes may have a material adverse effect on the Company's revenues, operating margins and profitability.

Restrictions on Sale or Change of Control of the Company.

     The Company's Certificate of Incorporation and By-laws do not presently contain provisions that could have the effect of delaying or hindering a change of control or sale of the Company. As a result, the Company does not presently have provisions to provide for anti-takeover protections. While the Company can amend the Certificate of Incorporation and By-laws to incorporate anti-takeover protections, execute employment agreements with its executive officers and grant stock options, there is no assurance that such actions by the Company will be carried out. The Company, as a New Jersey corporation with its headquarters and principal operations in the state, is also a "resident domestic corporation" as defined in New Jersey's Shareholder Protection Act. That Act bars for a period of five years any "business combination" (as defined in the
Act: generally, a merger or other acquisition transaction) with any person who owns 10% or more of the outstanding voting stock of a resident domestic corporation, unless the "business combination" both is approved by the board of directors of the resident domestic corporation prior to the time that other person acquires 10% or more of the resident domestic corporation's voting stock and meets certain other statutory criteria.

Dependence on Key Personnel.

     The Company's business is largely dependent upon the active participation of its executive officers. The loss of services or unavailability to the Company of any of its executive officers, including Roger Findlay, Chairman, Jan Goldberg, Vice President or Gregory Maccia, Vice President, could have a material adverse effect on the Company's business and prospects. The Company does not presently have keyman life insurance on the lives of Messrs. Findlay, Goldberg or Maccia and does not intend to obtain such insurance.

No Dividends.

     To date, the Company has not paid any cash dividends on its Common Stock and does not anticipate the payment of cash or other dividends in the forseeable future.

Effect of Issuance of Underwriter's Warrants.

     As compensation for its services in offering the Company's Units to the public in February 1994, the Company issued to The Harriman Group, Inc., in connection with its initial public offering, warrants to acquire 45,000 Units consisting of one share of Common Stock, one Class A Warrant and one Class B Warrant, at an initial exercise price of $6.00 per Unit exercisable until February 9, 1999. The Company has agreed to file on up to two occasions (once at the Company's expense) a new registration statement upon the request of The Harriman Group, Inc. at any time after February 9, 1995 and has granted The Harriman Group, Inc. certain "piggy" registration rights covering the warrants and the underlying securities.

     During the terms of the above-mentioned warrants, the holders thereof are given an opportunity to benefit from a rise in the market price of the Company's Common Stock, with a resultant dilution of the interests of the existing stockholders. The existence of these options can be expected to deter the ability of the Company to obtain additional financing while these securities are outstanding. The holders may be expected to exercise their rights to acquire Common Stock at a time when the Company would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by the warrants.

Possible Delisting and Risks of Low Priced Stocks.

     The Common Stock and Class A Warrants are listed on The Nasdaq SmallCap Market. In order to maintain the listing, the Company must meet the following criteria: (i) either at least $2,000,000 in net tangible assets, a $35,000,000 market capitalization or net income of at least $500,000 in two of the three prior years, (ii) at least 500,000 shares in the public float valued at $1,000,000 or more, (iii) a minimum Common Stock bid price of $1.00, (iv) at least two active market makers, and (v) at least 300 shareholders of Common Stock. If the Company is unable to satisfy Nasdaq's maintenance criteria, the Common Stock and Class A Warrants may be delisted from trading on Nasdaq. In such event, trading in the Common Stock and Class A Warrants would be conducted in the over-the-counter market on the NASD's OTC Bulletin Board or in the National Quotation Bureau's pink sheets. As a consequence, an investor would most likely find it more difficult to dispose of, or to obtain prompt and accurate quotations as to the price of the Company's securities, and may be exposed to a risk of a decline in the market price of the Common Stock and Class A Warrants.

     In addition, if the Company's securities are delisted from Nasdaq, and the Company does not meet any other exceptions to the penny stock regulations, trading in the Company's securities would be covered by Rule 15g-9 promulgated under the Exchange Act for non-Nasdaq and non-exchange (national exchange) listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market or exercise price is at least $5.00 per share.

     If the Company's securities become subject to the regulations applicable to penny stocks, in addition to the possible adverse affect on the market liquidity for the Company's securities, the penny stock regulations could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

Penny Stock Regulation.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for securities that become subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, the market liquidity for the Company's securities could be severely affected, thus investors in this Offering may find it more difficult to sell such securities.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the Selling Security Holder's sale of Securities, although the Company may*/receive proceeds from any exercise of the Options. Any proceeds from such exercise would be applied to working capital.

                             SELLING SECURITY HOLDER

     The Selling Security Holder acquired the Securities in connection with the Consulting Agreement.

     The following table sets forth (a) the name of the Selling Security Holder,
(b) the number of Securities beneficially owned by the Selling Security Holder as of July 31, 1998; (c) the number of Securities being offered by the Selling Security Holder, and (d) the number of Securities outstanding to be beneficially owned by the Selling Security Holders following this Offering, assuming the sale pursuant to this Offering or otherwise of all of the Securities that are the subject of the Registration Statement of which this Prospectus forms a part. There can be no assurance, however, that the Selling Security Holder will sell any or all of the Securities offered hereunder.



                         Selling                    Beneficial                    Securities                   Securities Owned
                       Security Holder              Ownership(1)                Offered Hereby(1)              After Offering
                      ---------------               ------------                -----------------              --------------
                      Benson Shore                  625,000                       625,000                             0
                      Capital, LLC

(1) Includes options to purchase up to an aggregate of 275,000 shares of the Company's Common Stock at an exercise price of $1.00 per share, exercisable for a period of twelve (12) months from the date of the Consulting Agreement.




                            DESCRIPTION OF SECURITIES

Common Stock

     The Company is authorized to issue 5,000,000 shares of its Common Stock, $.0001 par value per share, of which 3,168,292 are currently issued and outstanding. Each share of Common Stock entitles the holder thereof to one non-cumulative vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of stockholders. The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefore, when and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; and (iii) do not have pre-emptive, subscriptive or conversion rights, or redemption of sinking fund provisions applicable thereto. All of the shares of Common Stock currently outstanding are fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

Class A Warrants

     The Company currently has 517,500 Class A Warrants outstanding. Each Class A Warrant entitles the registered holder thereof to purchase one share of the Company's Common

Stock at an exercise price of $3.00, at any time until 5:00 p.m., New York City time on 12/31/99. The Class A Warrants are redeemable by the Company upon at least 30 days prior written notice at a price of $0.01 per Class A Warrant, provided the Common Stock exceeds $9.10 per share, for the twenty (20) consecutive trading days ending within three (3) days prior to the notice of redemption.

Class B Warrants

     The Company currently has 517,500 Class B Warrants outstanding. Each Class B Warrant entitles the registered holder thereof to purchase one share of the Company's Common Stock at an exercise price of $8.00, at any time until 5:00 p.m., New York City time on February 9, 1999. The Class B Warrants are redeemable by the Company upon at least 30 days prior written notice at a price of $0.01 per Class B Warrant, provided the Common Stock exceeds $11.20 per share, for the twenty (20) consecutive trading days ending within three (3) days prior to the notice of redemption.


     North American Transfer Company, 147 W. Merrick Road, Freeport, New York 11520, serves as the Company's Transfer Agent for the Common Stock and the Warrants.

                              PLAN OF DISTRIBUTION

     The Securities offered hereby are being sold by the Selling Security Holder acting as a principal for its own account. The distribution of the Securities by the Selling Security Holder may be effected from time to time in ordinary brokerage transactions in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Security Holder. The brokers or dealers through or to whom the Securities may be sold may be deemed underwriters of the Securities within the meaning of the Securities Act, in which event all brokerage commissions or discounts and other compensation received by such brokers or dealers may be deemed to be underwriting compensation. The Company will bear all expenses of the offering, except that the Selling Security Holder will pay any applicable brokerage fees or commissions and transfer taxes. In order to comply with the securities laws of certain states, if applicable, the Securities will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Securities may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company shall, to the fullest extent permitted by the New Jersey Business Corporation Act, as the same may be amended and supplemented, indemnify under said section from and against any and all expenses, liabilities or other matters referred in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Company will have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to Article 6.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISION, OR OTHERWISE, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH
INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE. IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES OTHER THAN THE PAYMENT BY THE COMPANY OR EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, THE COMPANY WILL, UNLESS IN THE OPINION OF ITS COUNSEL THE MATTER HAD BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION WHETHER SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND WILL BE COVERED BY THE FINAL ADJUDICATION OF SUCH ISSUE.


                                  LEGAL MATTERS

     Certain legal matters, including the legality of the issuance of the Securities being offered hereby are being passed upon for the Company by Gersten, Savage, Kaplowitz & Fredericks, LLP, 101 East 52nd Street, New York, New York 10022, special counsel to the Company.

                                     EXPERTS

     The financial statements incorporated by reference into this registration statement have been audited by Vincent J. Batyr & Co., independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.            Incorporation of Certain Documents by Reference

     The following documents filed by Modern Medical Modalities Corporation (the "Company") with the Commission are incorporated herein by reference:

        (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

        (2) The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998.

        In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities
Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. All information appearing in this Registration Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

        The Company will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such documents. Requests for such information should be directed to Modern Medical Modalities Corporation, 95 Madison Avenue, Suite 301, Morristown, New Jersey 07960, Attention: Corporate Secretary, telephone number (973) 538-9955.

Item 4.            Description of Securities

        The Common Stock of the Company is registered under Section 12 of the Securities Exchange Act of 1934.

Item 5.            Interests of Named Experts and Counsel

     Certain legal matters, including the legality of the issuance of the Securities are being passed upon for the Company by Gersten, Savage, Kaplowitz & Fredericks, LLP, 101 East 52nd Street, New York, New York 10022, special counsel to the Company.

     The financial statements included in this Prospectus have been audited by Vincent J. Batyr & Co., independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Item 6.            Indemnification of Directors and Officers

     The Company shall, to the fullest extent permitted by the New Jersey Business Corporation Act, as the same may be amended and supplemented, indemnify under said section from and against any and all expenses, liabilities or other matters referred in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Company will have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to Article 6.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.            Exemption from Registration Claimed

        Shares.

     Not applicable to the Shares registered hereunder.

        Options.

     Inasmuch as the Consultant who received the Options of the Registrant was knowledgeable, sophisticated and had access to comprehensive information relevant to the Registrant, such transaction was undertaken in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. As a condition precedent to such grant, the Consultant was required to express an investment intent and consent to the imprinting of a restrictive legend on each stock certificate to be received from the Registrant except upon sale of the underlying shares of common stock pursuant to a registration statement.

Item 8.            Exhibits


5                  Opinion of Gersten, Savage, Kaplowitz & Fredericks, LLP.

10.1               Consulting Agreement dated as of June 18, 1998 by and between the Company and
                   Benson Shore Capital, LLC.

23.1               Consent of Vincent J. Batyr & Co.

23.2               Consent of Gersten, Savage, Kaplowitz & Fredericks, LLP (included in Exhibit 5).

Item 9.            Undertakings

        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to suit information in the registration statement.

        provided, however, that paragraphs 9(a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the small business issuer pursuant to Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.


(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from  registration by means of a post-effective  amendment any
        of  the  securities   being   registered  which  remain  unsold  at  the
        termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Morristown, State of New Jersey on the 14th day of August, 1998.

                            MODERN MEDICAL MODALITIES
                                   CORPORATION


By:/s/ Roger Findlay
Roger Findlay
Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                       Title                                   Date

/s/ Roger Findlay                               Chairman of the Board                   August 14, 1998
Roger Findlay


/s/ Bruce Phillips                              Chief Financial Officer and             August 14, 1998
Bruce Phillips                                  Principal Accounting Officer


/s/ Jan Goldberg                                Vice President, Treasurer               August 14, 1998
Jan Goldberg                                    and Director


/s/ Gregory Maccia                              Vice President, Secretary               August 14, 1998
Gregory Maccia                                  and Director



/s/ Elli Pittas                                 Vice President of Operations            August 14, 1998
Elli Pittas                                     and Director



/s/ Fred Mancinelli                             Director                                August 14, 1998
Fred Mancinelli



/s/ Carl J. Gedeon                              Director                                August 14, 1998
Carl J. Gedeon

                                  EXHIBIT INDEX



5                  Opinion of Gersten, Savage, Kaplowitz & Fredericks, LLP.

10.1               Consulting Agreement dated as of June 18, 1998 by and between the Company and
                   Benson Shore Capital, LLC.

23.1               Consent of Vincent Batyr & Co.

23.2               Consent of Gersten, Savage, Kaplowitz & Fredericks, LLP(included in Exhibit 5).



j:\modern medical\form s-8.wpd